Exhibit 99.1

(1) Includes (i) $4,285,215 aggregate principal amount of the 8% Senior Subordinated Convertible Notes due 2011 (the “Notes”) purchased by Sprout IX, (ii) $18,000 aggregate principal amount of the Notes purchased by Sprout Entrepreneurs and (iii) $196,785 aggregate principal amount of the Notes purchased by IX Plan.

(2) Includes (i) $4,285,215 aggregate principal amount of the Notes held directly by Sprout IX, (ii) $18,000 aggregate principal amount of the Notes held directly by Sprout Entrepreneurs and (iii) $196,785 aggregate principal amount of the Notes held directly by IX Plan.

(3) Ms. Kathleen LaPorte, in her capacity as a member of the investment committee of DLJCC, may be deemed to beneficially own the Notes to which this Form 4 relates. Ms. LaPorte disclaims beneficial ownership of such Notes except to the extent of her pecuniary interest therein.

Sprout Capital IX, L.P. (“Sprout IX”), Sprout Entrepreneurs Fund, L.P. (“Sprout Entrepreneurs”) and Sprout IX Plan Investors, L.P. (“IX Plan”) are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation and a wholly-owned subsidiary of Credit Suisse (USA), Inc. (“CS USA Inc”), a Delaware corporation and holding company, acts as a venture capital partnership management company. CS USA Inc is the sole member of Credit Suisse Securities (USA) LLC (“CS Sec USA LLC”), a Delaware limited liability company and a registered broker-dealer that effects trades in many companies, including the Issuer. DLJCC is also the general partner of Sprout Entrepreneurs. DLJCC is also the managing general partner of Sprout IX and, as such, is responsible for its day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX and Sprout Entrepreneurs. DLJ Associates IX, L.P. (“Associates IX”), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. DLJ Capital Associates IX, Inc. (“DLJCA IX”), a Delaware corporation and wholly-owned subsidiary of DLJCC, is the managing general partner of Associates IX. Ms. LaPorte is a limited partner of Associates IX. DLJ LBO Plans Management Corporation II (“DLJLBO II”), a Delaware corporation, is the general partner of IX Plan and, as such, is responsible for its day-to-day management. DLJLBO II makes all of the investment decisions on behalf of IX Plan. DLJLBO II is a wholly-owned subsidiary of Credit Suisse First Boston Private Equity, Inc. (“CSFBPE”), a Delaware corporation, which, in turn, is a wholly-owned subsidiary of CS USA Inc. The address of the principal business and office of each of DLJCC, CS USA Inc, CS Sec USA LLC, DLJCA IX, Associates IX, Sprout IX, Sprout Entrepreneurs, IX Plan, DLJLBO II and CSFBPE is Eleven Madison Avenue, New York, New York 10010.